Exhibit 99.1

INDEPENDENT ACCOUNTANTS’ REPORT

ON APPLYING AGREED-UPON PROCEDURES

To the Board of Directors

Second Sight Medical Products, Inc.

We have performed the procedures enumerated below, which were agreed to by Second Sight Medical Products, Inc. (the Company), solely to assist you with respect to the determination of the amount of IPO Supplemental Shares to be issued by the Company under the terms of its Long-Term Investor Right (LTIR) program as of November 24, 2016. The Company’s management is responsible for the issuance of IPO Supplemental Shares. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of the Company. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose. Our procedures and findings are as follows:

1)	We obtained a listing of IPO Shareholders from the Company who have qualified their shares to receive the Long Term Investor Right (“LTIR Qualifying Shareholders”) and determined its accuracy by comparing the listing to:

a.	the records of original purchasers of the IPO Shares from the underwriter (including those purchasers who may have purchased their IPO Shares through selected dealers appointed by the underwriter); and,

b.	the Company’s transfer agent’s records of the original IPO Shareholders who have received record ownership of their IPO shares, in the form of stock certificates or book entry form as of a date that is 90 days following the closing date of the Company’s initial public offering (“LTIR Qualifying Date”).

No exceptions were identified as a result of these procedures.

2)	We determined the “Measurement Average” by calculating the highest average of consecutive closing prices over any 90 calendar day period on the principal exchange during the 24 month period ending November 24, 2016. The Measurement Average was calculated to be $13.96 per share.

3)	We calculated the number of IPO Supplemental Shares to be issued to LTIR Qualifying Shareholders, which shall not exceed one share of common stock per Long Term Investor Right, as: (i) 200% of the Offering Price minus (ii) the Measurement Average, divided by the Measurement Average; then applying this ratio to the qualifying shares for each LTIR Qualifying shareholder, rounding up to the next whole share of Common Stock where the result yielded fractional shares. The ratio applied to qualifying shares was .2894 to 1. The total IPO Supplemental Shares to be issued to LTIR Qualifying Shareholders as a result of this calculation is 341,799 shares. A detailed calculation supporting this figure has been provided to the Company’s management.

We were not engaged to, and did not, conduct an audit, the objective of which would be the expression of an opinion on the IPO Supplemental Shares calculation. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Board of Directors of the Company and is not intended to be and should not be used by anyone other than this specified party.

Long Beach, CA

December 2, 2016